Exhibit 99.1

DIH Holding US, Inc. Clarifies Previous Disclosure Regarding Additional Nasdaq Staff Determination Letter

NORWELL, Mass., Oct. 1, 2025 (GLOBE NEWSWIRE) – On September 18, 2025, DIH Holding US, Inc. (“DIH” or the “Company”) (NASDAQ:DHAI) issued a press release disclosing that it had received a notice on September 12, 2025, from the Listing Qualifications Staff (“Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) that it had failed to regain compliance under Nasdaq Listing Rule 5450(b)(2)(A) (the “Bid Price Rule”), so this matter was an additional basis for delisting. The Company is clarifying that since it was not current in filing its Form 10-Q for the period ended June 30, 2025, and Form 10-K for the fiscal year ended March 31, 2025 under Nasdaq Listing Rule 5250(c)(1) (the “Reports Rule”), this matter was also included as an additional basis for delisting in the September 12, 2025 notice. Therefore, the Company needs to address its non-compliance with the Reports Rule with the Nasdaq Hearing Panel (the “Panel”).

The Company has requested a hearing before the Panel, which has stayed the suspension of the Company’s Common Stock for a period of 15 days. In connection with this request, the Company also requested an extended stay of any further action pending the hearing (the “Additional Stay”) due to its non-compliance with the Reports Rule. At the hearing, the Company will present its plan to evidence compliance with all applicable listing criteria, including the MVLS Rule, the Bid Price Rule and the Reports Rule, and request an extension of time. The Panel has the authority to grant the Company an extension of up to 180 days from the date of the Staff’s delist determination for the MVLS and Bid Price Rules and 360 days from the initial filing delinquency. The Company is considering all options available to it to regain compliance with the MVLS Rule, the Bid Price Rule and the Reports Rule; however, there can be no assurance that the Panel will grant the Company’s request for continued listing or that the Company will be able to evidence compliance within the period of time that may be granted by the Panel.

About DIH Holding US, Inc.

DIH stands for the vision to “Deliver Inspiration & Health” to improve the daily lives of millions of people with disabilities and functional impairments through providing devices and solutions enabling intensive rehabilitation. DIH is a global provider of advanced robotic devices used in physical rehabilitation, which incorporate visual stimulation in an interactive manner to enable clinical research and intensive functional rehabilitation and training in patients with walking impairments, reduced balance and/or impaired arm and hand functions. Built through the mergers of global-leading niche technology providers, DIH is a transformative rehabilitation solutions provider and consolidator of a largely fragmented and manual-labor-driven industry.

Caution Regarding Forward-Looking Statements

This press release contains certain statements which are not historical facts, which are forward-looking statements within the meaning of the federal securities laws, for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain statements made with respect to the business combination, the services offered by DIH and the markets in which it operates, and DIH’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions provided for illustrative purposes only, and projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These risks and uncertainties include, but are not limited to: general economic, political and business conditions; the ability of DIH to achieve its projected revenue, the failure of DIH realize the anticipated benefits of the recently-completed business combination and access to sources of additional debt or equity capital if needed. While DIH may elect to update these forward-looking statements at some point in the future, DIH specifically disclaims any obligation to do so.

Investor Contact

Louisa Smith

Investor.relations@dih.com